Exhibit 10.3
SPROUTS FARMERS MARKET, INC.
PSU AWARD AGREEMENT

Cover Sheet

Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (“Company”), hereby grants an award of performance-based stock units (“PSUs”) to the individual named below. The terms and conditions of the PSUs are set forth in this cover sheet (“Cover Sheet”), in the attached PSU Award Agreement (the “Agreement”) and in the Sprouts Farmers Market, Inc. 2022 Omnibus Incentive Compensation Plan (as may be amended from time to time, the “Plan”). All capitalized terms used but not defined in this Cover Sheet and the Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:
Grant Date:
Number of PSUs:
Issuance of Shares; Settlement:
Vesting Date:

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan. The Company has the right to rescind this award, if you do not sign and return this Cover Sheet and the attached Irrevocable Standing Order to Sell Shares within 60 days of the Grant Date.

Signature: _____________________            Date: _______________

SPROUTS FARMERS MARKET, INC.

By:
Name:
Title:

SPROUTS FARMERS MARKET, INC.
2022 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Right to Shares
The award of PSUs represents your right to receive, and the Company’s obligation to issue, one Share for each PSU that is earned, based on the Company’s achievement of the performance metric(s) set forth in the Cover Sheet, and becomes vested based on the conditions described below.

Vesting	The vesting of the PSUs awarded to you will be subject to the performance criteria and other terms set forth on the Cover Sheet and subject to your continued employment through the Vesting Date (except as otherwise set forth in this Agreement) and the PSUs will be settled and issued as set forth below.

Termination; Specified Conduct
Should your employment with Company and its subsidiaries (the actual entity that you are employed by, the “Employer”) terminate for any reason (except in connection with a Change in Control, due to death or Disability or due to your Qualifying Retirement, in each case, as provided for below) or if you engage in Specified Conduct (as defined in Exhibit A) prior to the Vesting Date, you shall forfeit all rights to receive any Shares in respect of the PSUs. Should your employment with the Employer terminate for any reason (except in connection with a Change in Control or due to death or Disability or due to your Qualifying Retirement, in each case, as provided for below) after the Certification Date or if you engage in Specified Conduct after the Certification Date, you shall forfeit all PSUs that are not then vested, and no Shares will be issued in respect of such PSUs.

Issuance of Shares; Settlement
A number of Shares equal to the number of PSUs which become earned and vested vest shall be issued to you in settlement of such PSUs, and upon such issuance, you shall have no further rights with respect to those PSUs.

Except as otherwise provided below, such Shares shall be issued to you (i) following the Certification Date and (ii) on, or as soon as practicable following, the Vesting Date and in all cases no later than March 15, 2028.

Change in Control
In the event of a Change in Control, the Committee may take such actions with respect to the PSUs as it deems appropriate pursuant to the Plan. Absent other action by the Committee:

(A)if there occurs a Change in Control, and this award is not continued or assumed by, or replaced with an award that has comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in accordance with the Plan, then (i) if the Change in Control occurs prior to the Certification Date, you will become vested, immediately prior to the Change in Control, in the greater of (x) the Target Number of PSUs, or (y) the number of PSUs which would have been earned based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet, and (ii) if the Change in Control occurs after the Certification Date, all PSUs that have not yet vested but would have vested based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet shall vest immediately prior to the Change in Control; and

(B)if there occurs a Change in Control, and this award continues or is assumed by, or replaced with an award that has comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation) in accordance with the Plan and your employment is terminated by the Employer without Cause or by you for Good Reason, in each case within 24 months following the Change in Control, then (i) upon such termination, you will become vested in the greater of (x) the Target Number of PSUs, or (y) the number of PSUs which would have been earned based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet through the date of such termination, and (ii) if such termination occurs after the Certification Date, all PSUs that have not yet vested but would have vested based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet shall vest immediately upon such termination.

A number of Shares equal to the number of PSUs which become earned and vested in accordance with clauses (A) and (B) shall be issued to you within 60 days following the applicable vesting date, and you shall have no further rights with respect to the PSUs.

For purposes of the foregoing, this award shall not be treated as continued, assumed or replaced on comparable terms unless it is continued, assumed or replaced with substantially equivalent terms, including, without limitation, continuation, replacement or assumption of the same Company performance metrics set forth in the Cover Sheet, subject to adjustment in accordance with the Plan.

Termination due to Death or Disability
Should your employment with the Employer terminate due to death or Disability, then any unvested PSUs will be treated as follows:

(A)if such termination occurs prior to the Certification Date, upon such termination you will become vested in a pro-rated number of PSUs that is equal to: (i) the greater of (x) the Target Number of PSUs, or (y) the number of PSUs which would have been earned based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet through the date of such termination, multiplied by, (ii) a fraction, the numerator of which is the number of days that elapsed between the Grant Date and the termination date, and the denominator of which is the number of days between the Grant Date and the Vesting Date; and

(B)if such termination occurs on or after the Certification Date, all PSUs that have not yet vested but would have vested based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet shall vest immediately upon such termination.

A number of Shares equal to the number of PSUs which become earned and vested in accordance with clauses (A) and (B) shall be issued to you within 60 days following the applicable vesting date, and you shall have no further rights with respect to the PSUs.

Terminate due to Qualifying Retirement
Should your employment with the Employer terminate due to your Qualifying Retirement, then any unvested PSUs will not be forfeited and will instead be treated as follows:

(A)if such termination occurs prior to the Certification Date, upon the Certification Date, you will become vested in a pro-rated number of PSUs that is equal to: the number of PSUs which would have been earned based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet, as determined by the Committee on the Certification Date, multiplied by a fraction, the numerator of which is the number of months (rounded to the nearest month) that elapsed between the Grant Date and the termination date, and the denominator of which is 36; and

(B)if such termination occurs on or after the Certification Date, all PSUs that have not yet vested but would have vested based on the Company’s actual achievement of the performance metric(s) set forth in the Cover Sheet shall vest immediately upon such termination.

A number of Shares equal to the number of PSUs which become earned and vested in accordance with clauses (A) and (B) shall be issued to you within 60 days following the applicable vesting date, and you shall have no further rights with respect to the PSUs.

Taxes
When Shares are issued to you upon settlement of your PSUs, the Company is required to withhold taxes pursuant to applicable law. The Company will satisfy this withholding obligation through a “sell to cover” whereby you irrevocably direct a securities broker approved by the Company to sell a portion of your Shares to be issued in settlement of the PSUs and to deliver the sale proceeds to the Company in payment of the applicable withholding taxes. You agree to provide sell-to-cover directions by signing and returning the Irrevocable Standing Order to Sell Shares attached hereto, along with a signed copy of the Cover Sheet, within 60 days of the Grant Date.

The number of Shares that the broker will sell will be based on an estimate made by the broker of the Shares required to be sold to satisfy the withholding taxes. You agree that the proceeds received from the sale of Shares will be used to satisfy the withholding taxes and, accordingly, you authorize the broker to pay such proceeds to the Company for such purpose. To the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the withholding taxes, such excess proceeds shall be deposited into your brokerage account and in the event of a shortfall, additional Shares may be sold and/or cash withholding may be required from you. Any remaining Shares shall be deposited into your brokerage account.

If there is not a market in the Shares or the Company determines in its sole discretion that the sell to cover procedure is not advisable or sufficient, the Company will have the right to make other arrangements to satisfy the withholding taxes due upon the issuance of the Shares with respect to the PSUs, including, but not limited to, the right to deduct amounts from salary or payments of any kind otherwise due to you or withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the statutory minimum withholding amount or such other amount approved by the Committee. If such other arrangements are made, your Irrevocable Standing Order to Sell Shares will be voided.

You represent to the Company that, as of the date you sign the Irrevocable Standing Order to Sell Shares, you are not aware of any material nonpublic information about the Company or the Shares. You and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Shares, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) issued under such Act.

Restrictions on Resale
By signing this Agreement, you agree not to sell any Shares received upon settlement of the PSUs at a time when applicable laws, regulations or Company policies prohibit a sale.

The Company’s obligation to issue Shares upon settlement of the PSUs shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

Transfer of PSUs
You cannot transfer or assign your PSUs or your right to receive Shares upon settlement of PSUs. For instance, you may not sell your right to PSUs or use them as security for a loan. If you attempt to do any of these things, your PSUs will immediately become invalid.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to recognize your former spouse’s interest in your right to PSUs in any way.

Stockholder Rights; Dividend Equivalent Rights
You, or your estate or heirs, have no rights as a stockholder of the Company in respect of PSUs until after the Shares have been issued in settlement of the PSUs. No adjustments are made for dividends or other rights if the applicable record date occurs before Shares are issued, except as described in the Plan.

However, to the extent you hold PSUs on the record date of any cash dividend on Shares, you will contingently be entitled to a payment in an amount, per PSU which becomes earned and vested, equal to the amount of the cash dividend declared and paid in respect of one Share (a “Dividend Equivalent”). This Dividend Equivalent right will be subject to the same vesting schedule applicable to the related PSUs and shall be paid to you if and to the extent that the related PSUs vest as soon as practicable following such vesting. Any Dividend Equivalents, to the extent they become payable, will be subject to applicable withholding taxes.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

Company Policies	This Agreement, the PSUs and any Shares or cash you receive pursuant to this Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

409A
This Agreement and the PSUs are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and shall in all respects be administered in accordance with Section 409A of the Code. To the maximum extent possible, the PSUs are intended to be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be construed in accordance with that intent. However, neither the Company nor any Affiliate of the Company shall have any responsibility or liability if the PSUs are not compliant with, or exempt from, Section 409A of the Code. If the PSUs are subject to Section 409A of the Code, payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code; and each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. If you are a Key Employee and any distribution with respect to the PSUs is to be distributed on a separation from service, such distribution shall be subject to delay for six months if required by Section 19(f)(iii) of the Plan.

The Plan and Other Agreements
The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding the PSUs. Any prior agreements, commitments or negotiations concerning the PSUs are superseded.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

Exhibit A
Certain Definitions

“employment, employed by or employment with” means, unless determined otherwise by the Board in any circumstance, your employment or engagement in providing services as an advisor, consultant, board member or other service provider, with the Employer (so that, for the purposes of vesting of your PSUs, you will not have been considered to have terminated employment or service with the employer until you have ceased to be an employee, advisor, consultant, board member or other service provider).

“Qualifying Retirement” means your termination of employment with the Employer, other than on account of Specified Conduct or death, where: (i) the sum of your age and Years of Service is at least 68 and (ii) you are at least 55 years old with at least three Years of Service. “Years of Service” for this purpose means the number of complete years that you have been employed by the Employer, measured from your most recent date of hire date.

“Specified Conduct” means, if you are party to an employment agreement that contains post-termination restrictive covenants, a breach of any such covenant, or if you are not party to an employment agreement that contains post-termination restrictive covenants, your (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder (other than as a passive investor in not more than 5% of the shares of any publicly traded class of securities of any business), owner, or agent in any business that is competitive with the businesses conducted by the Company and its Affiliates at the time of termination of your employment, (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of your employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates. Notwithstanding the foregoing, please note that:
•federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law, and nothing in this Agreement prohibits or restricts your rights in connection with the foregoing;
•nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; and
•nothing in this Agreement requires you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.

Exhibit B
IRREVOCABLE STANDING ORDER TO SELL SHARES

I have been granted an award in respect of performance-based stock units (“PSUs”) by Sprouts Farmers Market, Inc. (the “Company”), which is evidenced by a performance stock unit award agreement between me and the Company (the “Agreement,” copy attached). The PSUs vest according to the provisions of the Agreement.

I understand that at the time shares are issued to me in settlement the PSUs (the “Shares”) in accordance with the Agreement (the time of such issuance, the “issuance date”), the Shares will be deposited into my account at E*TRADE or such other broker the Company may engage at such time (the “Broker”) and that I will recognize taxable ordinary income as a result. Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares, I understand and agree that, on the issuance date, I must sell a number of shares sufficient to satisfy all withholding taxes applicable to that ordinary income. Therefore, I hereby direct the Broker to sell, at the market price and on the issuance date (or the first business day thereafter if the issuance date should fall on a day when the market is closed), the number of Shares that the Company informs the Broker is sufficient to satisfy the applicable withholding taxes, which shall be calculated based on the closing price of the Company’s ordinary shares on the last trading day before the settlement date. I understand that the Broker will remit the proceeds to the Company for payment of the withholding taxes.

I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares which will remain in effect until the issuance date. I also agree that this Irrevocable Standing Order to Sell Shares is in addition to and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.

Signature

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